Exhibit 107
Calculation of Filing Fee Table
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARRIOTT VACATIONS WORLDWIDE CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	2,500,000(3)	$71.11(2)	$177,775,000(2)	0.00013810	$24,551
Total Offering Amounts					$177,775,000		$24,551
Total Fee Offsets							—
Net Fee Due							$24,551

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Marriott Vacations Worldwide Corporation (the “Registrant”) that become issuable under the Marriott Vacations Worldwide Corporation 2020 Equity Incentive Plan (the “Plan”) in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)
Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee based on a per share price of $71.11, the average of the high and low price per share of the Registrant’s common stock as reported on the New York Stock Exchange on May 15, 2026.

(3)	Represents 2,500,000 shares of the Registrant’s common stock issuable under the Plan.
Table 2: Fee Offset Claims and Sources
☑ Not applicable

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources